                           EXHIBIT 12

  COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                For Year Ended December 31, 1999

                 (Dollar Amounts in Thousands)



                                        Monongahela Power Company

Earnings:
     Net Income                                   $ 92,327
     Fixed charges (see below)                      36,034
     Income taxes                                   40,726

     Total earnings                               $169,087


Fixed Charges:
     Interest on long-term debt                   $ 31,962
     Other interest                                  2,641
     Estimated interest
       component of rentals                          1,431

     Total fixed charges                          $ 36,034


Ratio of Earnings to
  Fixed Charges                                       4.69